Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Bruce Voss (bvoss@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS
Expands and diversifies product portfolio and pipeline during the third quarter
Reports positive results from E.U. budesonide MMX Phase III clinical study
Conference call to begin at 4:30 p.m. Eastern time today
SAN DIEGO (November 8, 2010) – Santarus, Inc. (NASDAQ: SNTS), a specialty biopharmaceutical company, today reported financial and operating results for the quarter ended September 30, 2010. Key financial results include:
•	Total revenues of $18.1 million, which were impacted by the availability of generic versions of ZEGERID® during the 2010 third quarter, compared with total revenues of $39.5 million in the prior year period

•	Net loss of $25.7 million, or $0.44 per share, including one-time restructuring costs of $7.3 million and a $15 million upfront payment to acquire rights to RHUCIN®, a late-stage product candidate, compared with net income of $5.3 million, or $0.09 per share, in the 2009 third quarter

•	Cash, cash equivalents and short-term investments of $65.1 million as of September 30, 2010
“We completed three transactions during the third quarter that support our strategic objective of creating shareholder value by adding an approved product to drive near-term revenue growth and two development stage products with the potential to drive future revenue growth. We believe these transactions will have a positive impact by leveraging our sales organization and broadening our development pipeline,” said Gerald T. Proehl, president and chief executive officer of Santarus. “Although our financial results for the quarter were impacted by the availability of generic ZEGERID, our corporate restructuring and business development transactions, we believe that we have taken appropriate steps to position the company for future growth with a product portfolio focused on specialty markets, including an attractive mix of commercial and development opportunities.”
He added, “We now have positive results from two Phase III clinical studies with budesonide MMX® for the induction of remission of mild or moderate active ulcerative colitis. We expect to complete our extended use study with budesonide MMX in the second quarter of 2011 and submit a New Drug Application in the second half of 2011.”
Business Update
Key third quarter and recent business activities include the following:
•	Announced positive top-line results from two Phase III clinical studies evaluating the safety and efficacy of budesonide MMX for the induction of remission of mild or moderate active ulcerative colitis. The preliminary analysis based on the intent-to-treat population in the pre-defined statistical analysis plan showed that in both studies, budesonide MMX 9 mg taken once daily met the primary endpoint of superiority to placebo in achieving clinical remission after eight weeks of treatment.
•	Initiated pre-launch activities for CYCLOSET® (bromocriptine mesylate) tablets, a unique centrally acting dopamine agonist prescription drug approved by the U.S. Food and Drug Administration (FDA) as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes. CYCLOSET is a novel quick-release formulation of bromocriptine that increases central nervous system dopaminergic activity. The company expects to launch CYCLOSET in November 2010. Santarus entered into a distribution and license agreement in September 2010 granting the company exclusive rights to manufacture and distribute CYCLOSET in the U.S.

•	Added two biologic drug candidates, RHUCIN® (recombinant human C1 inhibitor) and SAN-300, an anti-VLA-1 antibody, to the Santarus pipeline.
•	Santarus acquired North American rights from Pharming Group NV to RHUCIN, a late-stage drug candidate being developed in the U.S. for the treatment of acute attacks of hereditary angioedema (HAE) and other indications. Pharming recently received MAA approval in Europe for RHUCIN under the trade name RUCONEST™ for the treatment of acute attacks of HAE. Pharming plans to submit a Biologic License Application (BLA) to the FDA in December 2010 or January 2011. At the same time, Pharming is planning to initiate an additional placebo-controlled, double-blind clinical study with RHUCIN in acute HAE to provide additional data in support of the 50 U/kg dose.

•	SAN-300 is an early-stage product candidate that has shown activity in multiple preclinical models of inflammatory and autoimmune diseases. Santarus plans to begin a Phase I clinical study with SAN-300 in the first half of 2011.
•	Extended the maturity date of its $25 million revolving line of credit with Comerica Bank from July 11, 2011 to July 11, 2013. Santarus has drawn $10 million on the line of credit to date.
Third Quarter 2010 Financial Results
Total revenues for the third quarter of 2010 were $18.1 million, consisting of $17.8 million in product-related revenue and $0.3 million in royalty revenue. Total revenues for the third quarter of 2009 were $39.5 million, consisting of $38.3 million in product-related revenue and $1.2 million in other license revenue.
Net product sales for ZEGERID brand prescription products and sales of the authorized generic version of ZEGERID Capsules were $11.0 million in the third quarter of 2010 compared with net product sales of $31.5 million for ZEGERID brand prescription products in the third quarter of 2009. Promotion revenue associated with GLUMETZA® was $6.8 million in both the third quarter of 2010 and in the third quarter of 2009. GLUMETZA promotion revenue was negatively impacted in the third quarter of 2010 by a voluntary recall of GLUMETZA 500 mg at the wholesaler level announced by Depomed, Inc. in June 2010 and the related suspension of GLUMETZA 500 mg product shipments. Depomed currently expects to resume GLUMETZA 500 mg product shipments in December 2010 or in early 2011.
Santarus reported a net loss of $25.7 million, or $0.44 per share, for the third quarter of 2010, compared with net income of $5.3 million, or $0.09 per share, for the third quarter of 2009. The net loss included $7.3 million in one-time restructuring costs and a $15 million upfront payment to Pharming for North American rights to RHUCIN.
The cost of product sales was $1.2 million for the third quarter of 2010, or approximately 11% of net product sales, compared with $2.0 million for the third quarter of 2009, or approximately 6% of net product sales. The increase in cost of product sales as a percentage of net product sales was primarily attributable to certain fixed costs being applied to decreased sales volumes.
Santarus reported license fees and royalties of $16.0 million for the third quarter of 2010, which included the $15 million upfront payment made to Pharming for North American rights to RHUCIN. License fees and royalties were $2.0 million for the third quarter of 2009.
Research and development (R&D) expenses were $4.4 million for the third quarter of 2010, compared with $3.4 million for the third quarter of 2009. The increase in R&D expenses was primarily due to costs associated with the rifamycin SV MMX® Phase III clinical study in patients with travelers’ diarrhea, which was initiated in the second quarter of 2010, and startup costs associated with our Phase II proof of concept study evaluating RHUCIN in early antibody mediated rejection in renal transplant patients.
Selling, general and administrative (SG&A) expenses were $15.0 million for the third quarter of 2010, and $26.3 million for the third quarter of 2009. The $11.3 million decrease in SG&A expenses was primarily attributable to a reduction in compensation, benefits and related employee costs, a decrease in promotional spending related to the decision to cease promotion of ZEGERID products, and a decrease in legal fees.
The company also reported a restructuring charge of $7.3 million in the third quarter of 2010, which consisted of $5.2 million in one-time termination benefit costs, $1.7 million in contract termination costs and $0.4 million of non-cash stock-based compensation. The company’s decision to cease promotion of ZEGERID prescription products and implement a corporate restructuring resulted from Par Pharmaceutical’s decision to launch a generic version of ZEGERID Capsules in late June 2010.
Nine Months Ended September 30, 2010
For the nine months ended September 30, 2010, the company reported total revenues of $99.5 million, compared with total revenues of $110.1 million for the nine months ended September 30, 2009. The current period total revenues consisted of $96.6 million in product-related revenues, and $2.9 million in royalty revenue and other license revenue. Total revenues for the first nine months of 2009 consisted of $103.9 million in product-related revenues and $6.2 million in other license revenue.
Santarus reported a net loss of $16.4 million, or $0.28 per share, for the first nine months of 2010, compared with net income of $7.6 million, or $0.13 per share, for the first nine months of 2009.
As of September 30, 2010, Santarus had cash, cash equivalents and short-term investments of $65.1 million, compared with $93.9 million as of December 31, 2009. The decrease of $28.8 million resulted from the net loss for the nine months ended September 30, 2010, which included the $15.0 million upfront fee paid to Pharming in connection with the license and supply agreements entered into in September 2010, adjusted for non-cash charges and changes in operating assets and liabilities.
Financial Outlook for 2010
The company is updating its revenue guidance and now expects 2010 full year total revenues of $115 million to $118 million, which assumes no promotion revenue associated with GLUMETZA 500 mg in the fourth quarter of 2010. If Depomed establishes the resupply of GLUMETZA 500 mg in December 2010, Santarus estimates a positive impact on promotion revenue of approximately $2 million.
Santarus expects expenses for 2010 will include the following:
•	R&D expenses of up to $21 million, including estimated costs associated with the Phase III clinical programs for budesonide MMX and rifamycin SV MMX, and costs associated with the addition of RHUCIN and SAN-300 to its development pipeline.

•	SG&A expenses associated with the CYCLOSET launch activities of $4 million to $5 million.

•	In the fourth quarter of 2010, license fees will include a $3 million clinical milestone payable to Cosmo Technologies Limited for the successful completion of two Phase III clinical studies that achieved the primary endpoint with statistical significance and adequate safety. The milestone is payable in cash or through issuance of shares of Santarus’ common stock, at Cosmo’s option, subject to certain limitations.

•	License fee expenses in the fourth quarter of 2010 may also include a sales milestone of approximately $3 million to Depomed, which is payable if annual net product sales of GLUMETZA exceed $50 million for the period of January 1, 2010 through January 31, 2011.
Santarus expects to report a net loss of approximately $31 million to $33 million in 2010, which includes $7.3 million in one-time restructuring charges, the $15 million upfront payment to Pharming for North American rights to RHUCIN, and $11 million in CYCLOSET launch costs and success-based milestones as described above. Excluding these items, Santarus expects to be approximately breakeven for the full 2010 year.
Conference Call
Santarus has scheduled an investor conference call regarding this announcement at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) today, November 8, 2010. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 17860587. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s website at www.santarus.com and a recording of the call will be available on the company’s website for 14 days following the completion of the call.
About Santarus
Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by physician specialists. The company’s current commercial efforts are focused on GLUMETZA® (metformin hydrochloride extended release tablets) and CYCLOSET® (bromocriptine mesylate) tablets, which are indicated as adjuncts to diet and exercise to improve glycemic control in adults with type 2 diabetes. The company plans to commercially launch CYCLOSET in November 2010.
Santarus also has a diverse development pipeline with three late-stage product candidates in Phase III clinical programs: budesonide MMX® for induction of remission of active ulcerative colitis, rifamycin SV MMX® for treatment of travelers’ diarrhea and RHUCIN® (recombinant human C1 inhibitor) for treatment of acute attacks of hereditary angioedema. In addition, Santarus plans to initiate a Phase I clinical study in the first half of 2011 with SAN-300, its anti-VLA-1 antibody, which the company expects to investigate for the treatment of rheumatoid arthritis. More information about Santarus is available on the company’s website at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding projected revenues, net loss, research and development expenses and other financial performance, expected timing for completion of the budesonide MMX extended use study and submission of the NDA, the impact of Santarus’ corporate restructuring and recently completed business development transactions, and expected timing for the launch of CYCLOSET and initiation of a Phase I clinical study for SAN-300.

The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to successfully launch CYCLOSET and generate revenues from CYCLOSET and GLUMETZA, including its ability to maintain commercial supply for CYCLOSET and resolve the ongoing supply interruption for GLUMETZA 500 mg; Santarus’ ability to successfully advance the development of, obtain regulatory approval for and ultimately commercialize, its development product candidates; the impact on Santarus’ business and financial condition of the ongoing generic competition for its ZEGERID prescription products; Santarus’ ability to achieve continued progress under its strategic alliances, and the potential for early termination of, or reduced payments under, these agreements; the impact on Santarus’ business of significant change in a short period of time, and the risk that Santarus may not be successful in integrating its new products and product candidates into its existing operations or in realizing the planned results from its recent corporate restructuring or its recently expanded product portfolio and pipeline; Santarus’ ability to maintain patent protection for its products, including the difficulty in predicting the timing and outcome of the GLUMETZA, ZEGERID and ZEGERID OTC patent litigation; adverse side effects or inadequate therapeutic efficacy of Santarus’ products or products Santarus promotes that could result in product recalls, market withdrawals or product liability claims; competition from other pharmaceutical or biotechnology companies and evolving market dynamics; Santarus’ ability to further diversify its sources of revenue and product portfolio; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ and its strategic partners’ products; fluctuations in quarterly and annual results; Santarus’ ability to obtain additional financing as needed to support its operations or future product acquisitions; the impact of healthcare reform legislation and the recent turmoil in the financial markets; and other risks detailed in Santarus’ prior press releases, as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® is a registered trademark of Santarus, Inc. GLUMETZA® is a registered trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. CYCLOSET ®is a registered trademark of VeroScience LLC. MMX ® is a registered trademark of Cosmo Technologies Limited. RHUCIN® is a registered trademark of Pharming Group NV.
[Tables to follow]

Santarus, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents and short-term investments	$65,101	$93,944
Accounts receivable, net	7,235	16,253
Inventories, net	2,441	5,336
Prepaid expenses and other current assets	5,369	3,797

Total current assets	80,146	119,330
Long-term restricted cash	1,400	1,400
Property and equipment, net	837	875
Intangible assets, net	14,632	9,750
Goodwill	2,904	—
Other assets	6	6

Total assets	$99,925	$131,361

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$35,767	$58,676
Allowance for product returns	13,482	12,846
Current portion of deferred revenue	—	245

Total current liabilities	49,249	71,767
Deferred revenue, less current portion	2,634	2,678
Long-term debt	10,000	10,000
Other long-term liabilities	2,340	—
Total stockholders’ equity	35,702	46,916

Total liabilities and stockholders’ equity	$99,925	$131,361

Santarus, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Product sales, net	$10,972	$31,488	$72,848	$87,032
Promotion revenue	6,791	6,749	23,715	16,929
Royalty revenue	311	—	2,689	—
Other license revenue	—	1,216	245	6,149

Total revenues	18,074	39,453	99,497	110,110
Costs and expenses:
Cost of product sales	1,189	2,009	6,555	5,993
License fees and royalties	16,046	2,017	21,304	5,695
Research and development	4,427	3,441	13,984	9,814
Selling, general and administrative	14,997	26,331	66,464	80,383
Restructuring charges	7,258	—	7,258	—

Total costs and expenses	43,917	33,798	115,565	101,885

Income (loss) from operations	(25,843)	5,655	(16,068)	8,225
Other income (expense):
Interest income	22	25	68	179
Interest expense	(116)	(117)	(345)	(345)

Total other income (expense)	(94)	(92)	(277)	(166)

Income (loss) before income taxes	(25,937)	5,563	(16,345)	8,059
Income tax expense	(191)	223	65	445

Net income (loss)	$(25,746)	$5,340	$(16,410)	$7,614

Net income (loss) per share:
Basic	$(0.44)	$0.09	$(0.28)	$0.13

Diluted	$(0.44)	$0.09	$(0.28)	$0.13

Weighted average shares outstanding used to calculate net income (loss) per share:
Basic	58,622,206	58,052,418	58,480,222	57,932,135
Diluted	58,622,206	60,109,860	58,480,222	59,018,999
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